Tauriga Sciences, Inc. Announces the Relocation of its Corporate Headquarters to Midtown Manhattan

NEW YORK, NY — (Marketwired - November 29, 2017) - Tauriga Sciences, Inc. (OTC PINK: TAUG) (“Tauriga” or the “Company”) today announced that it has decided to move its corporate headquarters from Danbury, Connecticut to Midtown Manhattan in New York City. The effective date of this relocation will be December 1, 2017.

Tauriga is pleased to announce that the following address will serve as its new Corporate Headquarters:

Tauriga Sciences Inc.

Attn: Seth M. Shaw (Chief Executive Officer)

555 Madison Avenue, 5th Floor

New York NY 10022

Tel. (917)-796-9926

The Company has entered into a 24 month lease for the above-mentioned address, commencing December 1, 2017 and will be paying exactly $1,010 per month for the term of the lease.

ABOUT TAURIGA SCIENCES, INC.

Tauriga Sciences, Inc. (OTC Pink Current: TAUG) is engaged in building life sciences company through the development, marketing, distribution and potential licensing of a broad array of products and technologies. The Company is presently focused on its upcoming contemplated launch of a Cupacu Butter based lip balm product branded under the name: Herman. The Company believes that one of its most important strengths is its access to and relationships with potentially substantial distribution systems and networks. The Company intends to capitalize on distribution opportunities and will continually update shareholders on such developments. Please visit the Corporate Website at www.tauriga.com

NON SOLICITATION:

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted. Any securities offered or issued in connection with the above-referenced merger and/or investment have not been registered, and will be offered pursuant to an exemption from registration.

DISCLAIMER:

Forward-Looking Statements: Except for statements of historical fact, this news release contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation: expectations, expects, anticipates, believes, hopes, beliefs, plans and objectives regarding the development, use and marketability of products as well as the attainment of certain corporate goals and milestones (i.e. SEC Periodic Filings, Filing of Proxies, etc.). Such forward-looking statements are based on present circumstances and on Tauriga’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, and are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to successfully develop and market products, consumer and business consumption habits, the ability to consummate successful acquisition and licensing transactions and other factors over which Tauriga has little or no control. Such forward-looking statements are made only as of the date of this release, and Tauriga assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements. Risks, uncertainties and other factors are discussed in documents filed from time to time by Tauriga with the Securities and Exchange Commission.

Contact Info:

Mr. Seth M. Shaw

Chief Executive Officer

Tauriga Sciences Inc.

Cell # 917-796-9926

Email: sshaw@tauriga.com

Website: www.tauriga.com